Exhibit 4.25

GUARANTY

Effective as of the date first written above, PMGI (“Guarantor”) hereby unconditionally and irrevocably guaranties to the Holder, and the Holder’s successors and assigns, the punctual payment by Issuer when due, whether at stated maturity, by acceleration or otherwise, of all indebtedness now or in the future evidenced by or owed under the foregoing 6% Subordinated Convertible Note due 2011 (the “Note”), whether for principal, interest, fees, expense reimbursements or otherwise (the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Holder in enforcing any rights under the terms of the guaranty set forth herein (the “Guaranty”).

Guarantor guaranties that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Note.  The obligations of the Guarantor under this Guaranty are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Guarantor to enforce such obligations, irrespective of whether any action is brought against Issuer or whether Issuer is joined in any such action or actions.  The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)

any lack of validity or enforceability of the Note;

(b)

any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the terms of the Note, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to Issuer or otherwise;

(c)

any change, restructuring or termination of the corporate existence of Issuer;

(d)

any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation;

(e)

any failure of the Holder to file or enforce a claim in any bankruptcy or other proceeding with respect to Issuer or any other person or entity;

(f)

any extension of credit or the grant of any liens under Section 364 of the United States Bankruptcy Code;

(g)

any use of cash collateral under Section 363 of the United States Bankruptcy Code;

(h)

any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of Issuer or any other person or entity;

(i)

any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Issuer or any other person or entity, including any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations (or any interest thereon) in or as a result of any such proceeding; or

(j)

any other circumstance whatsoever (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Holder that might otherwise constitute a defense available to, or a discharge of, Issuer.

The foregoing waivers shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Holder, all as though such payment had not been made.

Guarantor hereby waives promptness, diligence, notice of acceptance, all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and all notices of the existence, creation or incurring of new or additional Guaranteed Obligations and any requirement that the Holder exhaust any right or take any action against Issuer.  Guarantor acknowledges that (i) Holder would not have been obligated, and would not have agreed, to close the transaction under the Stock Purchase Agreement and accept the Note as partial payment of the purchase price thereunder without Guarantor’s execution and delivery of this Guaranty, and (ii) Guarantor will receive direct and indirect benefits from the extension of credit evidenced by the Note and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.  Guarantor hereby waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.  Guarantor warrants and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, with the understanding that events giving rise to any defense waived may diminish, destroy or otherwise adversely affect rights which such Guarantor otherwise may have against Issuer, the Holders or others, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law.  If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the cash payment in full of the Guaranteed Obligations, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Holder and Holder’s successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Holder may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Guaranty to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect hereof granted the Holder herein.

Guarantor will not be entitled to exercise, and will not exercise, any rights that it may now or hereafter acquire against Issuer that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Holder against Issuer, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Issuer, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash.  If any amount shall be paid to Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, such amount shall be held in trust for the benefit of the Holder and shall forthwith be paid to the Holder to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Note.  If (i)  Guarantor shall make payment to the Holder of all or any part of the Guaranteed Obligations and (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full in cash, the Holder will, at such Guarantor’s request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.

Guarantor further agrees that it shall issue, or cause the Publicly Traded Entity (if other than the Guarantor) to issue shares of Common Stock, and that it will accept, or cause the Publicly Traded Entity to accept, the issuance of shares from the Issuer in exchange for such shares of Common Stock in order to carry out the intent and purposes of the terms and provisions of Section 4 of the Note.

Guarantor represents and warrants to the Holder that Guarantor has established adequate means of obtaining from Issuer and its subsidiaries, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of each of Issuer and its subsidiaries and their properties, and s Guarantor now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Issuer and its subsidiaries and their properties.  Guarantor hereby expressly waives and relinquishes any duty on the part of the Holder to disclose to Guarantor any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Issuer or its subsidiaries or their properties, whether now known or hereafter known by the Holder.  With respect to any of the Guaranteed Obligations, the Holder need not inquire into the powers of Issuer or any of its subsidiaries or the officers or employees acting or purporting to act on their behalf, and all Guaranteed Obligations made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

Signature Page Follows.

GUARANTOR:

PENTHOUSE MEDIA GROUP INC.

By:

Name:

Title:

[Signature Page for Subordinated Convertible Note ]

4